Exhibit 10.1

No. X-     9,825 Performance Units
SUPPLEMENTAL 2017 PERFORMANCE UNIT AGREEMENT
This SUPPLEMENTAL 2017 PERFORMANCE UNIT AGREEMENT (this “Agreement”) is between OCEANEERING INTERNATIONAL, INC. (the “Company”) and Roderick A. Larson (the “Participant”), an employee of the Company or one of its Subsidiaries, regarding an award (this “2017 Performance Award”) of 9,825 units (the “Performance Units”), each representing an initial notional value of $100.00, under the SECOND AMENDED AND RESTATED 2010 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC. (the “Plan”), awarded to the Participant effective May 5, 2017 (the “Award Date”), and subject to the following terms and conditions:
1.Relationship to Plan. This 2017 Performance Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined or otherwise specifically provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Determination of Final Value of Performance Units. Pursuant to, and subject to, the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant the Performance Units as set forth above, with an initial notional value of $100.00, which assumes achievement of the target level of performance (“Target”) as described on the “2017 Performance Award: Goals and Measures” attached hereto as Schedule I (the “Goals and Measures”); provided that, except as otherwise provided in this Agreement, the final value (if any) of Performance Units (which may range from $0 to $200 per unit), shall be determined based on the actual results for the period beginning on January 1, 2017 and ending on December 31, 2019 (the “Performance Period”) in accordance with the performance criteria set forth in the Goals and Measures. The Participant’s rights with respect to the Performance Units shall be forfeitable until the Performance Units vest in accordance with Paragraph 3.
3.Vesting. The Performance Units shall become vested as follows:
(a)General. On February 24, 2020 (the “Scheduled Vesting Date”), the Performance Units shall vest, and the final value of the units shall be determined, based on the extent to which the Company has satisfied the performance conditions set forth in the Goals and Measures, provided that the Participant has continuously remained in Service through such date.
(b)Retirement Age. If the Participant terminates Service prior to the Scheduled Vesting Date and, as of such termination date, the Participant has obtained Retirement Age, then the Performance Units shall vest pro rata and the final value shall be based on the actual attainment of the performance conditions set forth in the Goals and Measures, as determined following the close of the Performance Period in accordance with the following schedule:

Date of Termination Due to Retirement	Number of Vested Performance Units
On or after December 15, 2017, but prior to December 15, 2018	One-third
On or after December 15, 2018, but prior to December 15, 2019	Two-thirds
On or after December 15, 2019	All
For the avoidance of doubt, if the Participant is of Retirement Age (as of the termination date) and terminates Service prior to December 15, 2017, then this 2017 Performance Award shall be forfeited in full as of such termination date. Performance Units that vest pursuant to this subparagraph (b) shall be settled at the same time as Performance Units are to be settled pursuant to subparagraph (a).
(c)Change of Control without Termination. If a Change of Control occurs prior to the Scheduled Vesting Date and the Participant remains in continuous Service through the Scheduled Vesting Date, then all of the Performance Units shall vest as of the Scheduled Vesting Date and the final value of each Performance Unit shall be equal to the Target value.
(d)Change of Control with Termination. Notwithstanding subparagraph (c) above, if a Change of Control occurs prior to the Scheduled Vesting Date and the Participant’s Service is terminated on or after the Change of Control (i) by the Company or any successor to the Company for any reason or (ii) by the Participant for Good Reason, then the Performance Units shall vest as of such termination date and the final value of each Performance Unit shall be equal to the Target value.
(e)Death or Disability. If the Participant’s Service is terminated prior to the Scheduled Vesting Date due to the Participant’s death or Disability, then the Performance Units shall vest as of such termination date and the final value of each Performance Unit shall be equal to the Target value.
4.Forfeiture of 2017 Performance Award. If the Participant’s Service terminates under any circumstances, except those provided in Paragraph 3 of this Agreement or in any other written agreement between the Participant and the Company which provides for vesting of Performance Units, all unvested Performance Units as of the Service termination date shall be forfeited as of the Participant’s Service termination date.
5.Settlement and Payment. Settlement of all Performance Units will be made by payment in cash and shall be paid to the Participant in a lump sum as soon as administratively practicable following the applicable vesting date determined pursuant to Paragraph 3.
6.Definitions. For purposes of this Agreement:
(a)“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Participant’s inability and its anticipated duration shall be determined solely by a medical physician of the Participant’s choice to be approved by the Company, which approval shall not be unreasonably withheld.
(b)“Good Reason” means the Participant terminates his or her employment with the Company and its Subsidiaries within 30 days after:
(i)the Participant’s aggregate value of total annual compensation (including salary, bonuses, long and short-term incentives, deferred compensation and award of stock options, as well as all other benefits in force on the date immediately prior to a Change of Control) as an employee of the Company or one of its Subsidiaries is reduced to a value that is 95% or less of the value thereof on the date immediately prior to the Change of Control, or
(ii)the Participant’s scope of work responsibility as an employee of the Company or one of its Subsidiaries is materially reduced from that existing on the date immediately prior to the Change of Control, or the Participant as an employee of the Company or one of its Subsidiaries is requested to relocate more than 25 miles from his or her place of Service with the Company on the date immediately prior to the Change of Control.
(c)“Retirement Age” means the earlier to occur of the Participant attaining:
(i)age 65 or more; or
(ii)age 60 or more with at least 15 years of continuous Service, provided that the Participant has continuously remained in Service from the Award Date until the earlier to occur of (i) or (ii).
(d)“Service” means employment with the Company or any of its Subsidiaries or service as a member of the Board of Directors of the Company.
(e)“Specified Employee” means an employee identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the applicable guidance issued thereunder.
7.Notices. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement or the Plan shall be in writing addressed to the Corporate Secretary of the Company and shall be: (a) by registered or certified United States mail, postage prepaid, to 11911 FM 529, Houston, Texas 77041-3011; or (b) by hand delivery or otherwise to 11911 FM 529, Houston, Texas 77041-3011. Any such notice shall be deemed effectively delivered or given upon receipt.
Notwithstanding the foregoing, in the event that the address of the Company’s principal executive offices is changed prior to the date of any settlement of this 2017 Performance Award, notices shall instead be made pursuant to the foregoing provisions at the then current address of the Company’s principal executive offices.
Any notice or other communication to the Participant with respect to this Agreement or the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices mailed by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.
8.Assignment of 2017 Performance Award. Except as otherwise permitted by the Committee and as provided in the immediately following paragraph, the Participant's rights under the Plan and this Agreement are personal, and no assignment or transfer of the Participant's rights under and interest in this 2017 Performance Award may be made by the Participant other than by a domestic relations order. This 2017 Performance Award is payable during his or her lifetime only to the Participant, or in the case of the Participant being mentally incapacitated, this 2017 Performance Award shall be payable to his or her guardian or legal representative.
The Participant may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom this 2017 Performance Award under this Agreement, if any, will pass upon the Participant’s death and may change such designation from time to time by filing with the Company a written designation of Beneficiary on the form attached hereto as Exhibit A, or such other form as may be prescribed by the Committee; provided that no such designation shall be effective unless so filed prior to the death of the Participant and no such designation shall be effective as of a date prior to receipt by the Company. The Participant may change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation that the Company receives in accordance with the foregoing provisions will be controlling. Following the Participant’s death, this 2017 Performance Award, if any, will pass to the designated Beneficiary and such person will be deemed the Participant for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive the Participant’s death, this 2017 Performance Award shall pass by will or, if none, then by the laws of descent and distribution.
9.Withholding. The Company’s obligations under this Agreement shall be subject to the satisfaction of all applicable withholding requirements including those related to federal, state and local income and Service taxes (the “Required Withholding”). The Company may withhold an appropriate amount of cash necessary to satisfy the Participant’s Required Withholding, and deliver the remaining amount of cash to the Participant, unless the Participant has made arrangements with the Company for the Participant to deliver to the Company cash, check, other available funds or shares of previously owned Common Stock for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date an amount is included in the income of the Participant. The amount of the Required Withholding and the number of shares of previously owned Common Stock to satisfy the Participant’s Required Withholding shall be based on the Fair Market Value of the shares on the date prior to the applicable date of income inclusion.
10.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Paragraph 7 of this Agreement.
11.No Service Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued Service with the Company or any Subsidiary.

12.Qualified Performance Awards. The Performance Units and the related 2017 Performance Award granted hereunder are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code. The Committee shall take such action as necessary to so qualify such 2017 Performance Award under the provisions of Section 162(m) and the related regulations and Treasury pronouncements. No action taken to comply with Section 162(m) shall be deemed to impair a benefit under this Agreement.
13.Code Section 409A Compliance. The Performance Units granted under this Agreement are intended to comply with or be exempt from Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Participant is a Specified Employee on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A‑1(h), any Performance Units settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.
14.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law provision thereof that would result in the application of the laws of any other jurisdiction.
15.Amendment. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.
16.Entire Agreement. This Agreement, together with the applicable provisions of the Plan, constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, regarding the subject matter hereof.
[Signature Page Follows]

OCEANEERING INTERNATIONAL, INC.

Award Date:	May 5, 2017	By:
David K. Lawrence
Senior Vice President, General Counsel
and Secretary
The Participant hereby accepts the foregoing Supplemental 2017 Performance Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:

Participant’s Address:

SCHEDULE I TO SUPPLEMENTAL 2017
PERFORMANCE UNIT AGREEMENT
2017 Performance Award: Goals and Measures
I.    Definitions
(i)“Beginning Price” means the average closing price of a share of Common Stock for the 30 consecutive trading day period prior to the first day of the Performance Period.
(ii)“Comparison Companies” means each Peer Group Company as of the last day of the Performance Period; provided, however, that such company has continuously been a publicly listed company on a national securities exchange or quotation service during the Performance Period.
(iii)“Cumulative EBITDA” means the sum of the consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounts for each of the three calendar years in the Performance Period. EBITDA shall be calculated as Net Income (Loss) plus (or minus) Net Interest Expense (Income), plus consolidated provisions for income taxes (or minus benefit from income taxes), plus consolidated depreciation and amortization. Each component of EBITDA shall be obtained directly from the audited consolidated financial statements of the Company and its Subsidiaries for the applicable year.
(iv)“Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable share of Common Stock.
(v)“Ending Price” means the average closing price of a share of common stock for the 30 consecutive trading day period including and prior to the last day of the Performance Period.
(vi)“Final Value” means the final value per Performance Unit as calculated in accordance with this Schedule I as provided below.
(vii)“Interest Expense” means the consolidated interest expense, net of amounts capitalized, of the Company and its Subsidiaries, as reflected in the audited consolidated financial statements of the Company and its Subsidiaries for the applicable calendar year.
(viii)“Interest Income” means the consolidated interest income of the Company and its Subsidiaries, as reflected in the audited consolidated financial statements of the Company and its Subsidiaries for the applicable calendar year.
(ix)“Net Income (Loss)” means net income (loss) of the Company and its Subsidiaries, as reflected in the audited consolidated financial statements of the Company and its Subsidiaries for the applicable calendar year.
(x)“Net Interest Expense (Income)” means the difference between (i) Interest Expense and (ii) Interest Income for the applicable calendar year.
(xi)“Peer Group Companies” means the following companies:Aker Solutions ASA; Atwood Oceanics, Inc.; Bristow Group Inc.; Diamond Offshore Drilling, Inc.; Dril-Quip, Inc.; Ensco

plc; TechnipFMC plc; Forum Energy Technologies, Inc.; Frank’s International N.V.; Fugro N.V.; Helix Energy Solutions Group, Inc.; Helmerich & Payne, Inc.; McDermott International, Inc.; Noble Corporation plc; Oil States International, Inc.; Rowan Companies plc; Subsea 7 S.A.; Superior Energy Services, Inc.; Transocean Ltd.; and Weatherford International plc.
(xii)“Total Shareholder Return” or “TSR” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price.
II.    Calculation of Performance Unit Final Value
Cumulative EBITDA. The Cumulative EBITDA attainment level shall be determined as follows:
Threshold Level:    $____
Target Level:    $____
Maximum Level:    $____
Cumulative EBITDA shall be weighted eighty percent (80%) in the calculation of the Final Value and shall contribute to the Final Value as follows:

	Cumulative EBITDA (80% of Final Value)
	Goal	Payout	Contribution Value
Threshold	$____	50%	$40
Target	$____	100%	$80
Maximum	$____	200%	$160
Relative TSR. The Total Shareholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee. The percentile ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Comparison Company shall determine the Final Value for relative TSR as follows:
Threshold Level:    30th Percentile
Target Level:    50th Percentile
Maximum Level:    90th Percentile
If, during the Performance Period, any Comparison Company declares bankruptcy or initiates (or becomes subject to) a similar proceeding as a debtor due to insolvency, then, for the purposes of ranking the Comparison Companies and the Company, such Comparison Company shall be ranked last. If, during the Performance Period, any Comparison Company is party to a merger, acquisition or disposition and such event, in the Committee’s determination, has significantly altered the Comparison Company, then the Committee may in its discretion remove the Comparison Company from the relative TSR calculation; provided, however, that no additional company shall be substituted. Regardless of the actual Final Value determined in accordance with this Schedule I, if the Company’s Total Shareholder Return during the Performance Period is negative, the relative TSR shall not exceed the target level.
Relative TSR shall be weighted twenty percent (20%) in the calculation of the Final Value and shall contribute to the Final Value as follows:

	Relative TSR (20% of Final Value)
	Goal	Payout	Contribution Value
Threshold	30th percentile	50%	$10
Target	50th percentile	100%	$20
Maximum	90th percentile	200%	$40
Final Value. The aggregate value of Performance Units that shall vest as of the Scheduled Vesting Date shall be equal to the product of (i) the number of Performance Units, multiplied by (ii) the Final Value. The Final Value shall be equal to the sum of the contribution value attributed to the level achieved for each of Cumulative EBITDA and relative TSR. In no event shall the Final Value exceed $200 per Performance Unit. If the performance ranking is below threshold for both Cumulative EBITDA and relative TSR, the Final Value shall be zero. The Final Value shall be determined in accordance with the tables above for each of Cumulative EBITDA and relative TSR with interpolation between the specified levels.

EXHIBIT A TO SUPPLEMENTAL 2017
PERFORMANCE UNIT AGREEMENT
Designation of Beneficiary
I, Roderick A. Larson (the “Participant”), hereby declare that upon my death, ____________________ (the “Beneficiary”) who resides at ____________________ (address) and who is my ____________________ (relationship), will be entitled to the 2017 Performance Award which may become payable under the Plan (if any) and all other rights accorded the Participant under the Participant’s Supplemental 2017 Performance Unit Agreement (capitalized terms used but not defined herein have the respective meanings assigned to them in such agreement).
It is understood that this designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated therein, including the Beneficiary’s survival of Participant. If any such condition is not satisfied, such rights shall devolve according to the Participant’s last will and testament, or if none, then the laws of descent and distribution.
It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked upon the filing of this designation with the Company. This designation of Beneficiary may only be revoked in writing, signed by the Participant, and filed with the Corporate Secretary of the Company prior to the Participant’s death.
_________________________________
Participant
_________________________________
Date